SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

DoorDash, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.00001 per share

(Title of Class of Securities)

25B09K105**

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s Class A Common Stock.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 805,877
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 805,877

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 805,877
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 370,743,647 shares of Class A common stock as of October 27, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 17,623
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 17,623

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,623
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 370,743,647 shares of Class A common stock as of October 27, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FUND PARALLEL, LLC (“SCFP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,807,568
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,807,568

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,807,568
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 370,743,647 shares of Class A common stock as of October 27, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FUND, L.P. (“SCF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,068,653
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,068,653

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,068,653
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.3%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 370,743,647 shares of Class A common stock as of October 27, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

1	NAME OF REPORTING PERSON SCGGF III – U.S./INDIA MANAGEMENT, L.P. (“SCGGF III – U.S./INDIA MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

823,500 shares, of which 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND and 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

823,500 shares, of which 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND and 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 823,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 370,743,647 shares of Class A common stock as of October 27, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FUND MANAGEMENT, L.P. (“SEQUOIA CAPITAL FUND MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

30,876,221 shares, of which 3,807,568 shares are directly owned by SCFP and 27,068,653 shares are directly owned by SCF. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

30,876,221 shares, of which 3,807,568 shares are directly owned by SCFP and 27,068,653 shares are directly owned by SCF. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,876,221
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 370,743,647 shares of Class A common stock as of October 27, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US (TTGP)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

31,699,721 shares, of which 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND, 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND, 3,807,568 shares are directly owned by SCFP and 27,068,653 shares are directly owned by SCF. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP. SC US TTGP is the General Partner of SCGGF III- U.S./INDIA MANAGEMENT and SEQUOIA CAPITAL FUND MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

31,699,721 shares, of which 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND, 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND, 3,807,568 shares are directly owned by SCFP and 27,068,653 shares are directly owned by SCF. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP. SC US TTGP is the General Partner of SCGGF III- U.S./INDIA MANAGEMENT and SEQUOIA CAPITAL FUND MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,699,721
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 370,743,647 shares of Class A common stock as of October 27, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,124,352
	6

 SHARED VOTING POWER

823,500, of which 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 2,124,352
	8

 SHARED DISPOSITIVE POWER

823,500, of which 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,947,852
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 370,743,647 shares of Class A common stock as of October 27, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

1	NAME OF REPORTING PERSON ROELOF BOTHA (“RB”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 994,155
	6

 SHARED VOTING POWER

823,500, of which 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 994,155
	8

 SHARED DISPOSITIVE POWER

823,500, of which 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,817,655
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 370,743,647 shares of Class A common stock as of October 27, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2023.

ITEM 1.

(a) Name of Issuer:

DoorDash, Inc.

(b) Address of Issuer’s Principal Executive Offices:

888 Brannan Street

San Francisco, California 94103

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital Global Growth Fund III – U.S./India Annex Fund, L.P.

Sequoia Capital Global Growth Fund III – U.S./India Annex Principals Fund, L.P.

Sequoia Capital Fund Parallel, LLC

Sequoia Capital Fund, L.P

SCGGF III – U.S./India Management, L.P.

Sequoia Capital Fund Management, L.P.

SC US (TTGP), Ltd.

Douglas Leone

Roelof Botha

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

The General Partner of SCF and the manager of SCFP is SEQUOIA CAPITAL FUND MANAGEMENT. SC US (TTGP) is the general partner of SEQUOIA CAPITAL FUND MANAGEMENT.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND, SCF, SCGGF III – U.S./INDIA MANAGEMENT, SEQUOIA CAPITAL FUND MANAGEMENT, SC US (TTGP): Cayman Islands

SCFP: Delaware

DL, RB: USA

(d) CUSIP No.: 25B09K105

ITEM 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024

Sequoia Capital Global Growth Fund III – U.S./India Annex Fund, L.P.

By:	SCGGF III – U.S./India Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Fund III – U.S./India Annex Principals Fund, L.P.

By:	SCGGF III – U.S./India Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Fund Parallel, LLC

By:	Sequoia Capital Fund Management, L.P. its Manager

By:	SC US (TTGP), Ltd. its General Partner

/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Fund, L.P.

By:	Sequoia Capital Fund Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SCGGF III – U.S./India Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Fund Management, L.P.

By:	Sequoia Capital Fund Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC US (TTGP), Ltd.

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Douglas Leone

By:	/s/ Douglas Leone
Douglas Leone

Roelof Botha

By:	/s/ Roelof Botha